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                                                                      EXHIBIT 23


The Board of Directors
First State Bancorporation:


We consent to incorporation by reference in the registration statements (No. 333-17727) on Form S-3, and (No. 33-92056 and No. 333-3048) on Forms S-8 of
First State Bancorporation of our report dated February 6, 1998, relating to the consolidated balance sheets of First State Bancorporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of First State Bancorporation.



                                                KPMG Peat Marwick LLP




Albuquerque, New Mexico
March 19, 1998